EXHIBIT 21






                         SUBSIDIARIES OF THE REGISTRANT



   Ermanco Incorporated, a wholly-owned subsidiary of Paragon Technologies, Inc.

   SI/BAKER, INC., 50% owned joint venture with McKesson Automated Prescription Systems, Inc.

   SI-Egemin N.V., 50% owned joint venture with Egemin N.V.
















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